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First Amendment to              U.S. SECURITIES AND EXCHANGE COMMISSION
FORM 3                                 Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
Filed pursuant to Section 16(a) of the Securities  Exchange Act of 1934, Section
     17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


1.  Name and Address of Reporting Person     2.  Date of Event Requiring          4.  Issuer Name and Ticker or Trading Symbol
                                                 Statement
McDonald       Scott                             (Month/Day/Year)                     Digital Power Corporation  (AMEX:  DPW)
                                                     5/01/98

(Last)        (First)                        3.  IRS or Social Security           5.  Relationship of Reporting  6. If Amendment,
                                                 Number of Reporting Person            to Issuer                    Date of Original
                                                 (Voluntary)                          (Check all applicable)        (Month/Day/Year)
                                                                                                                    05/20/98
1100 Easy Street                                                                    X  Director       10% Owner
                                                                                       Officer (give  Other (specify
                                                                                       title below)   below)

(Street)

Morgan Hill      CA        95037
  (City)      (State)      (Zip)

-----------------------------------------------------------------------------------------------------------------------------------


             Table 1 - Non-Derivative Securities Beneficially Owned


1.  Title of Security (Instr. 4)          2.  Amount of Securities       3.  Ownership Form:   4.  Nature of Indirect
                                              Beneficially Owned             Direct (D) or         Beneficial
                                              (Instr. 4)                     Indirect (I)          Ownership (Instr. 5)
                                                                             (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------

        Common Stock                            7,500                            D



===============================================================================================================================



 Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                                (Over)
                  (Print or Type Responses)                     SEC 1473 (8-92)

Table II - Derivative Securities Beneficially Owned (e.g.,puts, calls, warrants, options, convertible securities)


1.  Title of        2.  Date Exercisable     3. Title and Amount       4. Conversion    5. Ownership Form of       6. Nature of
Derivitive              and Expiration          of Securities             or Exercise      Derivative Security:       Indirect
Security                Date                    Underlying Derivative     Price of         Direct (D) or              Beneficial
(Instr. 4)              (Month/Day/Year)        Security (Instr. 4)       Derivative       Indirect (I)               Ownership
                                                                          Security         (Instr. 5)                 (Instr. 5)
                    ---------------------    ------------------------

                    Date Exer-  Expiration            Amount or Number
                    cisable     Date          Title   of Shares
----------------------------------------------------------------------------------------------------------------------------------


==================================================================================================================================

Explanation of Responses:







**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                         /s/ SCOTT C. MCDONALD             12/01/98
                        -------------------------          --------
                            Scott C. McDonald                Date
                    **Signature of Reporting Person



Note:  File three copies of this Form, one of which must be manually signed.
     If space provided is insufficient, See Instruction 6 for procedure.




                                                                        Page 2
                                                                SEC 1473 (8-92)